EXHIBIT 99.1
FOR IMMEDIATE RELEASE

Contacts:
Hanif Jamal	Kirsten Garvin
Chief Financial Officer	Director of Investor Relations
Tel: 760-931-5500	Tel: 760-476-3811
Email: investors@dothill.com	Email: kirsten.garvin@dothill.com
Dot Hill Reports Second Quarter 2006 Results
Record unit volume and petabytes shipped to company’s largest customer;
New OEM contract with Stratus Technologies signed
CARLSBAD, Calif. – August 2, 2006 – Dot Hill Systems Corp. (NASDAQ:HILL) today announced financial results for the second quarter ended June 30, 2006. Net revenue was $66.3 million for the second quarter of 2006, compared to $65.9 million for the second quarter of 2005 and $58.7 million for the first quarter of 2006. Net loss for the second quarter of 2006 was $6.6 million or a loss of $0.15 per share on a fully diluted basis. This compares to second quarter 2005 net income of $3.3 million or $0.07 per share on a fully diluted basis and a first quarter 2006 net loss of $5.0 million or $0.11 per share on a fully diluted basis. Excluding charges relating to the legal settlement agreement with Crossroads Systems, the company’s net loss for the second quarter on a non-GAAP basis would have been $3.6 million or a loss of $0.08 per share on a fully diluted basis. A table detailing GAAP versus non-GAAP reconciliation is included.
Gross profit for the second quarter of 2006 was 20.9 percent as compared to second quarter 2005 gross profit of 24.5 percent and first quarter 2006 gross profit of 19.0 percent. The sequential improvement in gross profit from the first quarter of 2006 was due primarily to lower manufacturing overhead and inventory variances on increased revenue, and the decline in gross profit year over year was due to increased headcount in operations in support of new products, sales of prototype units to our new customers and variances in product mix.
Dot Hill exited the second quarter of 2006 with cash, cash equivalents and short-term investments totaling $110.2 million, compared to the first quarter 2006 balance of $114.8 million. The decrease in the company’s cash position was attributed primarily to continued investments in research and development which resulted in operating losses during the quarter.
For the third quarter of 2006, the company has set financial guidance in the range of $59 to $62 million for net revenue and a net loss per share in the range of $0.05 to $0.07.
“We had many significant accomplishments during the second quarter of 2006,” said Dana Kammersgard, president and chief executive officer of Dot Hill. “For the first time, we shipped more than 10,000 units to our largest OEM customer for over 12 petabytes of storage – Dot Hill’s largest quarter to date for that customer. We improved gross profit quarter over quarter and, on a non-GAAP basis, beat guidance and Wall Street consensus for revenue and net income. We also appointed Hanif Jamal as chief financial officer who began with us this week. We are certain that his qualifications and experience will greatly benefit Dot Hill.

“We also began to see results from our continued investments in research and development. During the quarter, we continued prototype shipments to our new OEM customers. We recently demonstrated RAID software and firmware maturity to our launch partners, and have commenced volume shipments of our next-generation RAID subsystems to one of these new OEM customers. In addition, we received our 16th technology patent and announced a partnership with Newtech Co., Ltd. in Japan. And, as you will note from our press release issued earlier today, we have embarked on a new OEM partnership with Stratus Technologies which holds great potential for both parties.
“In all, Dot Hill is making strong progress in achieving its corporate goals. We continue to strive toward bringing new products to market which will contribute significantly to revenue diversification and margin improvement.”
The second quarter 2006 financial results conference call is scheduled to take place on August 2, 2006 at 4:30 p.m. ET. Please join us for a live audio webcast at www.dothill.com in the Investor Relations section. If you prefer to join via telephone, please dial 866-510-0704 (U.S.) or 617-597-5362 (International) at least five minutes prior to the start of the call and enter passcode 18286338. A replay of the webcast will be available on the Dot Hill web site following the conference call. For a telephone replay, dial 888-286-8010 (U.S.) or 617-801-6888 (International) and enter passcode 15273439.
Dot Hill is the market leader in providing flexible storage offerings and responsive service and support to OEMs and system integrators, from engagement through end of life. Founded in 1984, Dot Hill has more than two decades of expertise in developing high-quality, competitively priced storage products. Focused on delivering global 24x7x365 technical support, the company has more than 100,000 systems in use worldwide and numerous OEM and indirect partners. With its patented technology and award-winning SANnet® II and RIO Xtreme™ families of storage and its Dot Hill Storage Services, Dot Hill makes storage easy. Headquartered in Carlsbad, Calif., Dot Hill has offices in China, Germany, Israel, Japan, Netherlands, United Kingdom and the United States. More information is available at www.dothill.com.
Dot Hill, the Dot Hill logo, SANnet, SANpath, SANscape, RIVA and RIO Xtreme are trademarks of Dot Hill Systems Corp. All other products and names mentioned herein are trademarks or registered trademarks of their respective owners.
Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include statements regarding: Dot Hill’s financial and operating results for the third quarter of 2006 and beyond; our ability to deliver new products to our new and existing customers, reduce costs and improve margins, add proprietary components and software to our systems and leverage our technology offerings; and our ability to improve our internal controls. The risks that contribute to the uncertain nature of the forward-looking statements include, among other things: the fact that no Dot Hill customer agreements provide for mandatory minimum purchase requirements; the risk that one or more of Dot Hill’s OEM or other customers may cancel or reduce orders, not order as forecasted or terminate their agreements with Dot Hill; the risk that Dot Hill’s new products may not prove to be popular; the risk that one or more of Dot Hill’s suppliers or subcontractors may fail to perform or may terminate their agreements with Dot Hill;

unforeseen technological, intellectual property, personnel or engineering issues; and the additional risks set forth in the forms 8-K, 10-K and 10-Q most recently filed by Dot Hill. All forward-looking statements contained in this press release speak only as of the date on which they were made. Dot Hill undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

DOT HILL SYSTEMS CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE INCOME (LOSS)
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2006	2005	2006
NET REVENUE	$65,897	$66,265	$123,908	$124,951
COST OF GOODS SOLD	49,752	52,447	94,486	99,972

GROSS PROFIT	16,145	13,818	29,422	24,979

OPERATING EXPENSES:
Sales and marketing	5,101	4,097	9,740	8,250
Research and development	5,342	12,394	10,055	22,106
General and administrative	2,755	3,698	5,397	9,851
Legal settlement	—	3,350	—	3,350

Total operating expenses	13,198	23,539	25,192	43,557

OPERATING INCOME (LOSS)	2,947	(9,721)	4,230	(18,578)

OTHER INCOME:
Interest income, net	764	1,374	1,398	2,686
Other income, net	12	26	86	26

Total other income, net	776	1,400	1,484	2,712

INCOME (LOSS) BEFORE INCOME TAXES	3,723	(8,321)	5,714	(15,866)
INCOME TAX EXPENSE(BENEFIT)	426	(1,770)	316	(4,340)

NET INCOME (LOSS)	$3,297	$(6,551)	$5,398	$(11,526)

NET INCOME (LOSS) PER SHARE:
Basic	$0.08	$(0.15)	$0.12	$(0.26)

Diluted	$0.07	$(0.15)	$0.12	$(0.26)

WEIGHTED AVERAGE SHARES USED TO CALCULATE NET INCOME (LOSS) PER SHARE:
Basic	43,805	44,632	43,773	44,575

Diluted	45,350	44,632	45,539	44,575

COMPREHENSIVE INCOME (LOSS):
Net income (loss)	$3,297	$(6,551)	$5,398	$(11,526)
Foreign currency translation adjustments	130	(160)	146	(200)
Net unrealized gain (loss) on short-term investments	112	9	(21)	35

Comprehensive income (loss)	$3,539	$(6,702)	$5,523	$(11,691)

DOT HILL SYSTEMS CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In Thousands Except Per Share Amounts)
(Unaudited)

	December 31,	June 30,
	2005	2006
ASSETS
Current Assets:
Cash and cash equivalents	$108,803	$105,460
Short-term investments	13,431	4,742
Accounts receivable, net of allowance of $294 and $403	34,312	49,180
Inventories	2,804	2,167
Prepaid expenses and other	4,539	4,482
Legal settlement receivable	—	5,720
Deferred tax assets	5,762	5,762

Total current assets	169,651	177,513
Property and equipment, net	7,891	9,796
Goodwill	40,725	40,725
Other intangible assets, net	7,414	5,724
Deferred tax assets	41,379	47,149
Other assets	234	193

Total assets	$267,294	$281,100

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$25,732	$35,890
Accrued compensation	3,561	3,329
Accrued expenses	3,633	5,256
Accrued legal settlement	—	10,500
Deferred revenue	1,327	334
Income taxes payable	60	9
Restructuring accrual	45	—

Total current liabilities	34,358	55,318
Other long-term liabilities	885	2,129

Total liabilities	35,243	57,447

Commitments and Contingencies
Stockholders’ Equity:
Preferred stock, $0.001 par value, 10,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.001 par value, 100,000 shares authorized, 44,417 and 44,748 shares issued and outstanding at December 31, 2005 and June 30, 2006, respectively	44	45
Additional paid-in capital	285,377	288,669
Accumulated other comprehensive loss	(118)	(283)
Accumulated deficit	(53,252)	(64,778)

Total stockholders’ equity	232,051	223,653

Total liabilities and stockholders’ equity	$267,294	$281,100

DOT HILL SYSTEMS CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2006	2005	2006
Cash Flows From Operating Activities:
Net income (loss)	$3,297	$(6,551)	$5,398	$(11,526)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	2,031	1,813	4,079	3,472
Loss on disposal of property and equipment	68	52	68	71
Provision for doubtful accounts	382	(12)	421	3
Stock-based compensation expense	29	739	8	1,967
Gain on sale of short-term investments	(10)	—	(5)	—
Lease incentives received	—	1,871	—	1,871
Deferred taxes	8	(3,200)	—	(5,770)
Changes in operating assets and liabilities:
Accounts receivable	(9,293)	(4,468)	(6,755)	(14,708)
Inventories	120	802	744	713
Prepaid expenses and other assets	(1,176)	175	(1,617)	(422)
Legal settlement receivable	—	(5,720)	—	(5,720)
Accounts payable	(1,737)	2,169	(9,456)	9,656
Accrued compensation and expenses	368	(255)	(412)	589
Legal settlement payable	—	10,500	—	10,500
Deferred revenue	(27)	(112)	(60)	(998)
Income taxes payable	272	(18)	(7)	(51)
Restructuring accrual	(42)	(11)	(49)	(45)
Other long-term liabilities	(4)	(1,438)	(25)	(82)

Net cash used in operating activities	(5,714)	(3,664)	(7,668)	(10,480)

Cash Flows From Investing Activities:
Purchases of property and equipment	(1,482)	(1,351)	(1,857)	(2,993)
Sales and maturities of short-term investments	10,649	11,300	31,826	19,075
Purchases of short-term investments	17,155	(1,484)	(25,113)	(10,337)

Net cash provided by investing activities	26,322	8,465	4,856	5,745

Cash Flows From Financing Activities:
Proceeds from sale of stock to employees	—	119	550	722
Proceeds from exercise of stock options and warrants	18	252	150	603

Net cash provided by financing activities	18	371	700	1,325

Effect of Exchange Rate Changes on Cash	131	70	146	67

Net Increase/decrease in Cash and Cash Equivalents	20,757	5,242	(1,966)	(3,343)
Cash and Cash Equivalents, beginning of period	44,773	100,218	67,496	108,803

Cash and Cash Equivalents, end of period	$65,530	$105,460	$65,530	$105,460

Supplemental Disclosures of Cash Flow Information:
Construction in progress costs incurred but not paid	$—	$764	$—	$801

Cash paid for interest	$—	$—	$—	$—

Cash paid for income taxes	$498	$30	$498	$49

DOT HILL SYSTEMS CORP. AND SUBSIDIARIES
RECONCILIATION TABLE OF NON-GAAP MEASURES
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Three Months
	Ended	Net (Loss) per Share		Weighted Average Shares
	June 30, 2006	Diluted	Basic	Diluted	Basic
Net Loss as reported	$(6,551)	$(0.15)	$(0.15)	44,632	44,632

Effect of legal settlement	2,434	0.06	0.06	44,632	44,632

Effect of foreign taxes resulting from legal settlement on effective tax rate	482	0.01	0.01	44,632	44,632

Net Loss as adjusted	$(3,635)	$(0.08)	$(0.08)	44,632	44,632

	Six Months Ended	Net (Loss) per Share		Weighted Average Shares
	June 30, 2006	Diluted	Basic	Diluted	Basic
Net Loss as reported	$(11,526)	$(0.26)	$(0.26)	44,575	44,575

Effect of consulting agreement with former chief executive officer	390	0.01	0.01	44,575	44,575

Effect of acceleration of vesting of former chief executive officer’s stock options in connection with consulting agreement	458	0.01	0.01	44,575	44,575

Effect of legal settlement	2,434	0.06	0.06	44,575	44,575

Effect of foreign taxes resulting from legal settlement on effective tax rate	482	0.01	0.01	44,575	44,575

Net Loss as adjusted	$(7,762)	$(0.17)	$(0.17)	44,575	44,575

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